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                                                                EXHIBIT 5.1

                                   August 29, 1997




Michigan Brewery, Inc.
550 South Wisconsin Street
Gaylord, Michigan  49735

Gentlemen:

    We are counsel to Michigan Brewery, Inc., a Michigan corporation (the "Company"), in connection with its filing of Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, in connection with the proposed sale by the Selling Shareholders of 2,550,000 shares of common stock, $.01 par value, of the Company (the "Shares"). The Shares are issuable upon the exercise of the Class A Warrants.

    We have examined the Registration Statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

    Based on the foregoing, it is our opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the Class A Warrants have been exercised in accordance with their terms, and the Shares have been sold as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully-paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in such Registration Statement.


                                            Very truly yours,

                                            BRIGGS AND MORGAN,
                                            PROFESSIONAL ASSOCIATION


                                            /s/ Christopher C. Cleveland
                                            -----------------------------------
                                            Christopher C. Cleveland